Exhibit 99.1

For Immediate Release
Contact: Thomas F. Hoffman
412-831-4060

Buchanan Mine Resumes Production

PITTSBURGH (December 13, 2005) –CONSOL Energy Inc.’s (NYSE:CNX) Buchanan Mine in Virginia completed repairs to its skip hoist on Monday, December 12, 2005, and resumed production on Tuesday, December 13, 2005, following testing of the equipment.

The Buchanan Mine produces approximately 400,000 tons per month of low-volatile metallurgical-grade coal that is sold to domestic and international steelmakers who use the coal to make coke.

CONSOL Energy Inc., through its subsidiaries, is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 17 bituminous coal mining complexes in six states. In addition, the company is a majority shareholder in one of the largest U.S. producers of coalbed methane, CNX Gas Corporation.

CONSOL Energy Inc. has annual revenues of $2.8 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. CONSOL Energy companies have received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for innovative reclamation practices in 2004, as well as 2002 and 2003. In 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.